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                                                                   EXHIBIT 10.16


[*] Confidential Treatment has been requested for certain portions of this exhibit.


                      DATA LICENSE AND WEB SITE AGREEMENT

This Data License and Web Site Agreement (the "Agreement") is entered into as of April 1, 1997 (the "Effective Date"), between (i) IntelliChoice, Inc. a California corporation with a place of business at 471 Division Street, Campbell, California 95008-6922 ("IntelliChoice") and (ii) Auto-By-Tel
Marketing Corporation, a California corporation with its principal place of business at 18872 MacArthur Blvd., Suite 200, Irvine, California 92612-1400 ("ABT") and Auto-By-Tel Corporation, a California corporation with its principal place of business at 18872 MacArthur Blvd., Suite 200, 92612-1400 and the parent company of ABT ("Parent").

                                    RECITALS

A. IntelliChoice provides certain information concerning new and used automobiles and their purchase, sale, lease and financing to other companies, including by means of an Internet World Wide Web site ("Web Site").

B. ABT hosts several Web Sites where it provides certain data and services to end-users wishing to purchase, sell, lease, or finance new and used automobiles.

C. ABT wishes to license certain data from IntelliChoice for use by ABT on its Web Site and to have IntelliChoice place certain other information on IntelliChoice's Web Site; IntelliChoice is willing to provide such license and services on the terms of this Agreement.

D. This Agreement sets forth the agreements of the parties on these matters and related covenants, conditions and restrictions.


                                   AGREEMENTS

IN CONSIDERATION OF THE ABOVE RECITALS AND THE MUTUAL PROMISES CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.    DEFINITIONS

      A. "ABT Site" shall mean the World Wide Web site, currently published in HTML format, available through URL http://www.autobytel.com and resident on an ABT-owned host server which provides those persons and entities that access that Web Site certain information concerning new and used automobiles, financing and other related information.

      B. "ABT Auxiliary Site" shall mean one or more World Wide Web sites, available through various URLs, resident on an ABT-owned host server, which is run by ABT for one or more Affinity Groups or Credit Unions, which provides those persons that access that Web Site

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certain information concerning new and used automobiles, financing, and other related information.

     C. "ABT Site Clients" shall mean persons or entities that or who access the ABT Site.

     D. "Affinity Group" shall mean a group of individuals or entities that are members of a business, charitable, mutual benefit or similar organization, or who access the ABT or ABT Auxiliary Site via one specific web site, that has been submitted by ABT in writing and approved as such by IntelliChoice in writing in its reasonable discretion.

     E.   "Affinity Group Clients" shall mean members of an Affinity Group.

     F. "Affinity Group Data" shall mean information contained in IntelliChoice's proprietary database consisting of that type of information described on Exhibit "A" as Affinity Group Data and such Updates to such data as IntelliChoice may compile from time to time in its sole and complete discretion, in the format and media provided by IntelliChoice.

     G. "Affinity Group Services" shall mean those services listed on Exhibit "A" as Affinity Group Services.

     H. "Affinity Group Site" shall mean the World Wide Web site, currently published in HTML format, and resident on the IntelliChoice host server, which will allow Affinity Group Clients the ability to access and utilize Affinity Group Data and Affinity Group Services, and support the "look and feel" as further defined in Section 3.H. The Affinity Group Site shall have Links to and from the ABT Site or ABT Auxiliary Site. Neither ABT nor IntelliChoice shall authorize any other Link to or from the Affinity Group Site without the consent of the other party.

     I. "Client Data" shall mean data, in both individual and aggregate (i.e., compilation of information) form, of persons or entities that access the IntelliChoice Site, including the Sites, such as, by way of example only, name, information request details, purchase, lease and financing information, which is ascertainable or recordable by IntelliChoice as the result of the access.

     J. "Credit Union" shall mean a credit union that has been submitted by ABT in writing and approved in writing as such by IntelliChoice in its reasonable discretion.

     K.   "Credit Union Client" shall mean a member of a Credit Union.

     L. "Credit Union Data" shall mean information contained in IntelliChoice's proprietary database consisting of that type of information described on Exhibit "B" as Credit Union Data and such Updates to such data as IntelliChoice may compile from time to time in its sole and complete discretion, in the format and media provided by IntelliChoice.



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     M.   "Credit Union Services" shall mean those services listed on Exhibit
"B" as Credit Union Services.

     N. "Credit Union Site" shall mean the World Wide Web site published in HTML format, and resident on the IntelliChoice host server which will allow Credit Union Clients the ability to access and utilize Credit Union Data and Credit Union Services, and support the "look and feel" as further defined in
Section 3.H.. The Credit Union Site shall have Links to and from the ABT Site or ABT Auxiliary Site. Neither ABT nor IntelliChoice shall authorize any other Link to or from the Credit Union Site without the consent of the other party.

     O.   "Data License" shall have the meaning specified in Section 2.A. below.

     P. "Data Transfer Date" shall mean the date IntelliChoice first delivers to ABT IntelliChoice Car Data as required by Section 2.A.

     Q.   "HTML" shall mean the Hypertext Markup Language.

     R. "IntelliChoice Car Data" shall mean, collectively, the IntelliChoice New Car Data and the IntelliChoice Used Car Data.

     S. "IntelliChoice Client" shall mean persons or entities that or who access the IntelliChoice Site (including the Sites).

     T. "IntelliChoice Data" shall mean, collectively, the IntelliChoice New Car Data, the Credit Union Data, the Affinity Group Data, the Credit Union Data and any other data or information now or hereafter contained on the IntelliChoice Site.

     U. "IntelliChoice New Car Data" shall mean information contained in IntelliChoice's proprietary database consisting of that type of information described on Exhibit "C" as IntelliChoice New Car Data relating to information compiled by IntelliChoice on certain makes and models of current model year automobiles and such Updates to such data as IntelliChoice may compile from time to time in its sole and complete discretion, in the format and media provided by IntelliChoice.

     V.   "IntelliChoice Rights" has the meaning specified in Section 5.A.
below.

     W. "IntelliChoice Used Car Data" shall mean information contained in IntelliChoice's proprietary database consisting of that type of information described on Exhibit "C" as IntelliChoice Used Car Data relating to information compiled by IntelliChoice on certain makes and models of pre-current model year automobiles and such Updates to such data as IntelliChoice may compile from time to time in its sole and complete discretion, in the format and media provided by IntelliChoice.



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     X.   "IntelliChoice Services" shall mean all services of any nature provided by IntelliChoice hereunder, including without limitation, the Credit Union Services, the Affinity Group Services, and all services and obligations to operate, maintain, support or provide the IntelliChoice Site, including the Credit Union Site and the Affinity Group Site, and the Links to the ABT Site from the IntelliChoice Site.

     Y. "IntelliChoice Site" shall mean the World Wide Web site, currently published in HTML format, available through URL http://www.intellichoice.com and resident on an IntelliChoice owned host server which provides those persons and entities that access that Web Site certain information concerning new and used automobiles, financing and other related information, together with the Affinity Group Site and the Credit Union Site. It is understood that the IntelliChoice Site does not include any portion of the site resident on the host server which IntelliChoice does not at the relevant time make available to the general public at no cost or expense to the user.


     Z. "Link" shall mean a hypertext link, in the form of a text or graphical link, toolbar button or menu item.

     AA. "Sites" shall mean, collectively, the Affinity Group Site and the Credit Union Site.



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[*] Confidential Treatment Requested


2.   DATA LICENSE

     A. IntelliChoice Car Data. On the terms and conditions set forth herein, IntelliChoice hereby grants to ABT a non-exclusive, limited term, non-transferable right and license (the "Data License"), during the Agreement Term to (i) reproduce and display IntelliChoice Car Data solely on the ABT Site and (ii) use, and reproduce the IntelliChoice Car Data internally, solely for the purpose of supporting the use of the IntelliChoice Car Data on the ABT Site. ABT will permit the use or accessing of the IntelliChoice Car Data solely by end-users of the ABT Site by means of accessing, viewing, printing or downloading such data from the ABT Site for their own use and not for sublicensing, reproduction or reuse by any other person or entity. ABT does not currently have a license governing the use of the ABT Site. In the event ABT institutes a license governing the use of the ABT Site, IntelliChoice shall have the right to approve, which approval shall not be unreasonably withheld, the terms by which users of the ABT Site are authorized to access and use the IntelliChoice Car Data. ABT may not use, perform or display the IntelliChoice Car Data (or permit such use, performance or display by any other person or entity) in any other format, in any other way or through any other means. The Data License is limited to rights and uses expressly permitted by this Agreement.

     B. Limits. ABT agrees, even after the Agreement Term, to comply with the terms of Sections 5.B. with respect to the IntelliChoice Car Data. ABT has no rights in the IntelliChoice Data or its use not expressly set forth in Section 2.A.

     C. Format. IntelliChoice Car Data will be formatted as tab-delimited, ASCII text files. Compression methods will be used if mutually agreed. Such format and means can change from time to time if mutually acceptable.

     D. Transfer. IntelliChoice Car Data will be uploaded by IntelliChoice to IntelliChoice's FTP server (currently "ftp://mail.intellichoice.com"). ABT will download from such server using a name and password to be mutually agreed.

     E. Update Schedule. IntelliChoice Car Data will be updated as follows. IntelliChoice, in its sole discretion, may update the IntelliChoice Car Data more frequently:
          IntelliChoice New Car Data         [*]
          IntelliChoice Used Car Data        [*]


3.   SITES AND RELATED OBLIGATIONS

     A. Creation and Maintenance of Credit Union Site. IntelliChoice shall use reasonable commercial efforts to have the Credit Union Site complete and available on IntelliChoice's host server for access to and use of the Credit Union Data and Credit Union Services within 30 days of the Effective Date. Thereafter, during the Agreement Term, IntelliChoice shall use reasonable commercial efforts to maintain the Credit Union Site. The Credit Union Site shall provide Credit


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Union Clients with the ability to access and use Credit Union Data and Credit
Union Services and shall provide a Link to the ABT Site or ABT Auxiliary Site through which a Credit Union Client may fill out a Purchase Request and Link back to the Credit Union Site.

     B. Creation and Maintenance of Affinity Group Site. IntelliChoice shall use reasonable commercial efforts to have the Affinity Group Site complete and available on IntelliChoice's host server for access to and use of the Affinity Group Data and Affinity Group Services within 30 days of the Effective Date. Thereafter, during the Agreement Term, IntelliChoice shall use reasonable commercial efforts to maintain the Affinity Group Site. The Affinity Group Site shall provide Affinity Group Clients with the ability to access and use Affinity Group Data and Affinity Group Services and shall provide a Link to the ABT Site or ABT Auxiliary Site through which a Affinity Group Client may fill out a Purchase Request and Link back to the Affinity Group Site.

     C. Creation and Maintenance of ABT and ABT Auxiliary Sites. ABT shall use reasonable commercial efforts to have the ABT and/or ABT Auxiliary Sites complete and available on ABT's host server with Links to the Credit Union Site and Affinity Group Site, the capability to capture a Purchase Request from a Credit Union Client or Affinity Group Client, Links back to the linking site, and the ability to track purchase requests, within 30 days of the Effective Date. Thereafter, during the Agreement Term, ABT shall use reasonable commercial efforts to maintain the ABT Site or ABT Auxiliary Site with these capabilities. IntelliChoice may terminate this Agreement upon 90 days written notice to ABT if ABT either (i) establishes Websites or portions thereof serving in excess of 25% of the aggregate number of its credit union clients which Websites or portions thereof contain third party data similar or competitive with the Credit Union Data, or (ii) establishes Websites or portions thereof serving in excess of 25% of the aggregate number of its affinity group clients which Websites or portions thereof contain third party data similar or competitive with the Affinity Group Data. In the event of a termination pursuant to the immediately preceding sentence, IntelliChoice shall be entitled to all moneys earned through he date of termination, ABT shall be relieved of any obligation to pay moneys which have not been earned at the date of termination. Any such termination shall not be deemed a default by either ABT or IntelliChoice, and after such termination, this Agreement shall be of no further force or effect.

     D. Registering and Deregistering Credit Union and Affinity Sites. ABT shall submit to Intellichoice in writing each affinity group or credit union proposed to be registered as an Affinity Group or Credit Union. IntelliChoice shall respond in writing with its approval, within its reasonable discretion, within five business days. ABT shall notify IntelliChoice in writing of any Affinity Group or Credit Union which ABT has deregistered.

     E. Access and License Rights. The right of Credit Union Clients and Affinity Group Clients to access and use the Credit Union Site and/or the Affinity Group Site shall be subject to all rules and policies and all license terms and restrictions generally applied by IntelliChoice to the IntelliChoice Site.


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     F. Links To ABT Site. IntelliChoice shall create and, during the Agreement
Term after creation, maintain Links embedded in the IntelliChoice Site linking it to the ABT Site in: (i) that portion of the IntelliChoice Site which provides new vehicle information; and (ii) that portion of the IntelliChoice Site which provides used vehicle information. IntelliChoice agees that, during the Agreement Term, it shall not create Links from the IntelliChoice Site to any web site operated by Auto Web, Reynolds and Reynolds, CUC International, StoneAge or AutoTown on its own branded host server (each, an "Excluded Site"). Irrespective of the foregoing, a site shall not be deemed an Excluded Site if the site is labeled or co-labeled as a site of Microsoft Corporation and any Link to that site is undertaken as an obligation of a contract which is in force between IntelliChoice and Microsoft prior to the date that this contract is signed. In addition, during the Agreement Term, IntelliChoice shall not create a Link to any other web site which specifically identifies or characterizes that website as a "vehicle buying" program or service. The foregoing sentence shall not prevent IntelliChoice from providing any Link to any web site other than the Excluded Sites, including sites that provide vehicle buying programs or services, so long as such Link does not itself specifically identify or characterize the website as a vehicle buying program or service. In addition, during the Agreement Term, IntelliChoice shall from time to time, on a rotating on and off basis, place banner advertising for the ABT Site on the IntelliChoice Site, in places, sizes and frequency determined by IntelliChoice in its discretion.

     G. Identification Technology. ABT has developed software (the "Tracking Software") designed to identify which Clients pass from the ABT Site to the IntelliChoice Site (including the Affinity Group Site or the Credit Union Site) or from the IntelliChoice Site to the ABT Site using any Links on either Site or otherwise qualify for a Purchase Referral (as defined below). Additionally, IntelliChoice and ABT may, together or independently, desire to create or modify such Tracking Software.). In such event, the parties will use reasonable efforts to agree upon the criteria for the Tracking Software and to allocate development obligations. Unless otherwise agreed, each party will bear its own expense in connection with such development. Each party shall retain all rights to Tracking Software which they have developed.

     H. Rights. The Sites and all proprietary rights used on the Sites or in connection therewith (including any search engines, data, software, trademarks or tradenames and other IntelliChoice Rights) shall be published by and owned and operated solely by IntelliChoice. The rights of ABT, Credit Union Clients and Affinity Group Clients to access and use the Site (and data and services provided thereon) shall in all respects be non-exclusive. IntelliChoice will have any rights in the Client Data that are authorized by any IntelliChoice Client or are otherwise available to it at law or in equity. Except for the obligation of IntelliChoice to provide the Credit Union Data and Credit Union Services on the Credit Union Site and to provide the Affinity Group Data and the Affinity Group Services on the Affinity Group Site, all aspects of the creation and maintenance of the Sites shall be in IntelliChoice's sole discretion, including formats, layouts, content, locations, etc. Notwithstanding the foregoing sentence, the Affinity Group Site and the Credit Union Site will be designed so that users may reasonably perceive such Sites as part of the ABT Site through the use of the "look and feel" of the ABT Site. ABT will provide graphic


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images, user interface specifications and any navigational information necessary to reproduce such look and feel, and IntelliChoice Agrees, subject the following sentence, to incorporate ABT comments on the format, layout, content, locations, etc. of the Affinity Group Site and the Credit Union Site with the goal of reasonably recreating such look and fee. The parties agree that "look and feel" refers to the general background of the screen, and that the functionality of the Sites (e.g. the design of the searching capabilities, the layout of the CarBuilder application, etc.) will not be modified from the way that IntelliChoice has designed such functionality. Additionally, the uniform reference locator of the Sites will begin with the prefix "http://www.intellichoice.com/" followed by the name of ABT's choice. At the option of IntelliChoice, the Sites may contain graphical and textual representations of the ABT Trademarks; provided, that the style, content and format of such ABT Trademarks shall be subject to the provisions of Section 6.

4.   ADDITIONAL OBLIGATIONS

     A. Responsibility for ABT Site. ABT shall have all obligations and responsibilities (as well as ownership) of the ABT Site and its publication (subject to the rights of IntelliChoice licensed hereunder). ABT shall embed in the ABT Site text and graphical Links that will prominently feature IntelliChoice as a provider of data and services for the ABT Site and ABT Clients; such Links shall at a minimum appear in the ABT "Information Provider" section of the ABT Site (which Link shall be at least as prominent as any other Link in such section other than for "CarPoint") and in each place the IntelliChoice Car Data in available; each such Link shall be approved by IntelliChoice. In addition, in each place the IntelliChoice Data is available, IntelliChoice shall be prominently disclosed and credited as the provider of such data. To the extent that any Links or references contain the IntelliChoice corporate name or IntelliChoice Trademarks (as hereinafter defined), construction and design of such Links or reference shall be subject to the provisions of Section 6 hereof. Without limiting ABT's obligations hereunder, it must comply with all applicable laws and regulations relating to the use of the Internet, including laws and regulations regarding prohibited usage, materials and transmission on the Internet. As between ABT and IntelliChoice, ABT shall be reasonable for the compliance with such laws and regulations of its affiliates, employees, agents, consultants, customers and guests.

     B. Responsibility for IntelliChoice Site. IntelliChoice shall have all obligations and responsibilities (as well as ownership) of the IntelliChoice Site and its publication. Any Link to the ABT Site shall be approved by ABT. To the extent that any Links or references contain the ABT corporate name or ABT Trademarks (as hereinafter defined), construction and design of such Links or reference shall be subject to the provisions of Section 6 hereof. Without limiting IntelliChoice's obligations hereunder, it must comply with all applicable laws and regulations relating to the use of the Internet, including laws and regulations regarding prohibited usage, materials and transmission on the Internet. As between ABT and IntelliChoice, IntelliChoice shall be responsible for the compliance with such laws and regulations of its affiliates, employees, agents, consultants, customers and guests.


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[*] Confidential Treatment Requested


     C. Acceptance. ABT shall have one week following the date a Site becomes available during which to review and conduct testing of the Site to determine whether it provides access to the applicable data and services. If, during the course of such testing ABT reasonably determines that the IntelliChoice Site fails to substantially provide such access (generally, "non-conformities"), it shall so notify IntelliChoice in a writing which sets forth the non-conformities discovered. IntelliChoice shall have a period of one week thereafter in which to correct such non-conformities and publish a revised version of the Site to ABT for further testing pursuant to the procedures set forth in this Section. The foregoing procedures shall be repeated until ABT determines that there are no material non-conformities in the Site. In the event the IntelliChoice Site is not approved after two (2) iterations of the foregoing process, ABT may terminate this Agreement, which termination shall end all obligations of the parties and shall be without further liability or obligation by either party, other than obligations which survive termination. Should ABT not reject the Site by providing the writing described above within one week, ABT shall be deemed to have accepted the Site (an "Acceptance").

5.   COMPENSATION


     A. Initial Fee. ABT agrees to pay to IntelliChoice, upon execution of this Agreement, a one-time fee of [*] as a fee to create the Sites (the "Initial Fee").

     B. Monthly Fees. In consideration of the Data License and the provisions of Section 3.F, ABT agrees to pay IntelliChoice monthly fees (the "Monthly Fees") as follows: (i) for the first six months following the Data Transfer Date, the sum of [*] per month; and (ii) for the remainder of the Agreement Term, the sum of [*] per month. The Monthly Fees shall be due in advance on the Data Transfer Date and of the same calendar day of each month during the Agreement Term thereafter. Nothing in this Agreement, except a termination of this Agreement per Section 10 shall relieve ABT of the Monthly Fee obligation.

     C. Affinity Client Fee. In consideration of the Affinity Group Site, Affinity Group Data and Affinity Services, ABT agrees to pay IntelliChoice [*] per month for each Affinity Client ABT has registered with IntelliChoice during such month. Affinity Group Clients registered during a month shall be charged to a pro-rata basis for such month. There shall be no pro-rations for any month in which an Affinity Client is de-registered by ABT.






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[*] Confidential Treatment Requested


          D.   Referral Fees


               (i) Credit Unions: Links. For each "Referral" (as defined below) for new vehicles submitted by an IntelliChoice Client (other than an Affinity Group Client) or by a Credit Union Client, ABT shall pay IntelliChoice a onetime fee of [*]. For each Referral for used vehicles purchased by an IntelliChoice Client (other than an Affinity Group Client) or by a Credit Union Client, ABT shall pay IntelliChoice a onetime fee of [*].

               (ii) Affinity Group. For each Referral from an Affinity Group Client for a new or used vehicle, ABT shall pay IntelliChoice a onetime fee of [*].

               (iii) Referral. A Referral shall mean any completion of a purchase request (a "Transaction Request") by any IntelliChoice Client (including any Credit Union Client or Affinity Group Client) that accesses the IntelliChoice Site (including the Sites) and thereafter submits a Transaction Request with ABT (whether at the ABT Site, the IntelliChoice Site, or elsewhere), whether or not the applicable client initiates first contact through the ABT Site or the IntelliChoice Site and whether or not such IntelliChoice Client makes a direct Link to the ABT Site or accesses the ABT Site or otherwise makes a Transaction Request at some later date. It is understood that each request for lease, financing or similar purpose will only occur in conjunction with, or after, a Transaction Request, and not independent of a Transaction Request. The parties will establish mechanisms in addition to the Tracking Software to track such Clients, including mechanisms to determine whether each person or entity that completes a Transaction Request accessed the IntelliChoice Site at any prior time. Multiple requests from an individual car buyer made within [*] shall count as one Referral. Multiple requests from an employee of a credit union or affinity group, made on behalf of credit union or affinity group members, shall count as one Referral only to the extent that only one Referral would have been counted if the credit union or affinity group members had made the requests themselves. Referrals shall be paid monthly, within twenty (20) days after the calendar month in which the Referral is made. Each payment of Referral Fees shall be accompanied by a detailed report, showing the transactions upon which the fees are based (including the name of each Credit Union Client, Affinity Group Client and the details of the transaction). Referral Fees will be payable after the Agreement Term for IntelliChoice Clients who access the IntelliChoice Car Data during the Agreement Term and make a Transaction Request within one (1) month after the Agreement Term.


          E. Books and Records: Audit. ABT agrees to maintain, until two (2) years after the termination of this Agreement, complete books, records and accounts regarding all Purchase Requests. ABT agrees to allow IntelliChoice's independent auditor, no more than three times each calendar year, to audit and examine such books, records and account during ABT's normal

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business hours and upon at least five (5) days' prior written notice to ABT, in order to verify the accuracy of the reports under this Section. Such audit shall be subject to the auditor's agreement to confidentiality restrictions substantially similar to the terms and conditions of Section 10 if so requested by ABT. Such auditor shall report to ABT and IntelliChoice only whether any Purchase Referral Fees were under-reported and, if so, the amount of such under-reporting. If such auditor reasonably determines that ABT has not made full accounting to IntelliChoice under this Agreement, ABT agrees to promptly pay IntelliChoice the amount of such shortfall (together with late charges as applicable). If such auditor reasonably determines that ABT has overpaid IntelliChoice under this Agreement, ABT shall have a credit balance in its account with IntelliChoice of the amount of such overpayment. In addition, if any such examination reveals an under reporting to IntelliChoice with respect to Purchase Referral Fees of five percent (5%) or more, ABT shall reimburse IntelliChoice its costs of such examination.

     F. Taxes. ABT shall pay or, at IntelliChoice's option, reimburse IntelliChoice for any and all taxes, duties and assessments imposed on ABT or IntelliChoice in connection with the license and other transactions contemplated in this Agreement, including, without, limitation, all sales, use, excise and other taxes and duties, and excluding only taxes based upon IntelliChoice's income, and taxes (other than sales, use, and excise taxes) due by IntelliChoice under current taxing authority rules and regulations.

     G. Late Charges. Downtime Offsets: Etc. Any amounts not paid when due shall bear interest at the lesser of fifteen percent (15%) per annum and the maximum legal rate. All amounts shall be payable without offset, except the offset of a credit balance determined in Section 5E. Downtime or unavailability of a Site for any reason within the reasonable control of IntelliChoice for greater than seven (7) days in a month shall give ABT the right to terminate this Agreement, upon 30 day's notice, if the Site continues to be unavailable or down for seven (7) days within the notification period. A termination under this clause is not a default by IntelliChoice, and this Agreement will terminate without other force or effect. Upon termination, IntelliChoice is entitled to all moneys earned through the date of termination. ABT is relieved of any obligation to pay fees which have not been earned at the date of termination.

     H. Obligations of Parent. Parent hereby agrees that it is jointly and severally liable for all of the obligations of ABT hereunder. Parent acknowledges that it is obtaining direct benefit from this contract by reason of its ownership of ABT and its direct and indirect interests in the transactions contemplated hereby.

6.   PROPRIETARY RIGHTS.

     A. Ownership. ABT agrees that IntelliChoice owns all right, title and interest in the IntelliChoice Data, the IntelliChoice Site, and all technology incorporated therein or used therein, and any and all presentations, modifications, enhancements and copies thereof, and in all trademarks, trade names, inventions, copyrights, patents, know-how and trade secrets used in or connection with the IntelliChoice Data, the IntelliChoice Site, and/or any software used on or in


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connection with the IntelliChoice Site (collectively, the "IntelliChoice
Rights"). ABT's use of the IntelliChoice Rights is authorized only for the purposes and to the extent set forth in this Agreement, and upon termination of this Agreement such authorization will cease immediately and ABT will deliver to IntelliChoice any tangible embodiments of any of the IntelliChoice Rights. ABT has no rights in or to any of the IntelliChoice Rights other than as expressly set forth in this Agreement and will acquire no additional rights during the Agreement Term.

     B. Limits. The right to use the IntelliChoice Car Data and to access the Sites in accordance with the terms of this Agreement does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any IntelliChoice Data except as expressly provided in this Agreement. ABT agrees, during and after the Agreement Term: (a) not to copy (other than regular back-up copies), modify, disassemble, reverse engineer or decompile any IntelliChoice Rights, (b) not to copy, perform, distribute or sublicense the IntelliChoice Rights except as expressly permitted hereby, and
(c) to maintain the IntelliChoice Rights which are not publicly available in complete confidence without disclosure to any third party (except employees with a need for access who agree to comply with your obligations), notify us immediately of any unauthorized disclosure or use, and cooperate with IntelliChoice to protect all proprietary rights in and ownership of the Intellectual Property. ABT may not retain, modify, copy, or distribute any IntelliChoice Rights which are accessed via the IntelliChoice Site. In addition, ABT acknowledges that no ABT Client, Credit Union Client or Affinity Group Client is granted permission to retain, modify, copy, or distribute any IntelliChoice Rights which are accessed via the IntelliChoice Site or the Sites. ABT will promptly notify IntelliChoice in writing of any such retention, modification, copying, or distribution of which it obtains actual knowledge or has reason to believe, and ABT agrees that any Credit Union or Affinity Group who suffers such retention, modification, or distribution shall immediately be deregistered.

     C. Improvements. All right, title and interest in and to any developments, modifications, derivations, continuations or improvements made, discovered or used by IntelliChoice or ABT during and after the term of this Agreement arising out of or in connection with the IntelliChoice Site or the IntelliChoice Data, including but not limited to, the presentation, retrieval, display, charge for access to the IntelliChoice Data (if any), shall belong exclusively to IntelliChoice, and ABT is not hereby granted any license thereto. ABT hereby retains all right, title and interest in and to all suggestions, drawings, reports, designs, specifications, screen displays and other materials or assistance provided by ABT and acknowledged as such in writing by IntelliChoice with respect to the Sites.

7.   TRADEMARKS AND MARKETING

     A. Trademarks. The trademarks, trade names and other product and company identifiers of IntelliChoice that IntelliChoice may adopt from time to time, including but not limited to IntelliChoice. Just the Facts, CarCenter, CarBuilder, and Window Sticker Plus (collectively, the "IntelliChoice Trademarks"), are the sole property of IntelliChoice. Except for the use of IntelliChoice's Corporate name and logo among other customer names and logos in a listing of ABT's customers, or as otherwise set forth in this Agreement, ABT shall not use IntelliChoice's corporate name or the IntelliChoice Trademarks with any product or service for any means, including any promotional advertisement without IntelliChoice's prior written consent. Any IntelliChoice Trademarks which ABT uses must be reproduced with the appropriate trademark notations in accordance with IntelliChoice's instructions and in the form and manner designated by IntelliChoice. The trademarks, trade names and other product and company identifiers of ABT that ABT may adopt from time to time (collectively, the "ABT Trademarks"), are the sole property of ABT. Except for the use of ABT's Corporate name and logo among other customer names and logos in a listing of IntelliChoice's customers, or as otherwise set forth in this Agreement, IntelliChoice shall not use ABT's corporate name or the ABT Trademarks with any product or service for any means, including any promotional advertisement without ABT's prior written consent. Any ABT Trademarks which IntelliChoice uses must be reproduced with the appropriate trademark notations in accordance with ABT's instructions and in the form and manner designated by ABT.

     B. Marketing. All representations of IntelliChoice Trademarks that ABT shall incorporate on the ABT Site or ABT Auxiliary Sites shall be exact copies of those used by IntelliChoice or shall be first submitted to IntelliChoice for approval (which shall not be unreasonably withheld) of design, color, and other details. ABT shall incorporate the IntelliChoice name and logo in all marketing materials or promotional advertisement related to the Sites; provided, however, that any promotional advertisement, marketing material or other public communication used for such purpose shall not be published or disseminated without the prior written approval of IntelliChoice.

8.   WARRANTY; DISCLAIMERS OF WARRANTY

     A. Services. IntelliChoice warrants that, during the Agreement Term, the IntelliChoice Services will be provided in a professional, workerlike manner. If a claim occurs under this warranty, ABT must notify IntelliChoice within 30 days after ABT becomes aware of any facts supporting the claim. IntelliChoice will either correct the problem or re-perform the Services. THESE ARE INTELLICHOICE'S ONLY OBLIGATIONS AND ABT'S ONLY REMEDY FOR BREACH OF WARRANTY, EXCEPT FOR THE PROVISIONS OF SECTION 5.G., WITHOUT LIMITING SECTION 8.D., INTELLICHOICE MAKES NO OTHER WARRANTY, GUARANTY OR PROMISE CONCERNING THE INTELLICHOICE SERVICES EXCEPT FOR THE PROVISIONS OF SECTION 5.G.

     B. Data. IntelliChoice has conducted research to obtain the IntelliChoice Data in the manner IntelliChoice considers to be commercially reasonable from sources IntelliChoice considers to be reliable. IntelliChoice has made no independent verification of the accuracy of the information it has received. The IntelliChoice Data is comprised of the most recent available information in IntelliChoice's database. Timeliness of data is dependent upon IntelliChoice's collection schedule and the level of cooperation from third parties, including, but not limited to, dealers and car manufacturers. IntelliChoice cannot assure that the IntelliChoice Data will be current at any time. WITHOUT LIMITING SECTION 8.D, INTELLICHOICE MAKES NO GUARANTY, WARRANTY OR REPRESENTATION WITH RESPECT TO INTELLICHOICE DATA OR ANY OTHER INFORMATION CONTAINED IN THE INTELLICHOICE SITE, INCLUDING AS TO COMPLETENESS, ADEQUACY, ACCURACY OR CURRENT NATURE.

        C. Sites. IntelliChoice shall use reasonable commercial efforts to maintain the Sites. If ABT claims IntelliChoice has breached this obligation, ABT must notify IntelliChoice within 30 days after ABT becomes aware of any facts supporting the claim. IntelliChoice will correct the problem as soon as commercially reasonable. THIS IS INTELLICHOICE'S ONLY OBLIGATION AND ABT'S ONLY REMEDY FOR BREACH OF THIS OBLIGATION EXCEPT FOR THE PROVISION OF SECTION 5.G. WITHOUT LIMITING SECTION 8.D, INTELLICHOICE MAKES NO GUARANTY, WARRANTY OR REPRESENTATION WITH RESPECT TO THE AVAILABILITY OR PERFORMANCE OF THE INTELLICHOICE SITE (INCLUDING THE SITES), OR THE PERFORMANCE OF ANY HOST SERVER ON WHICH SUCH SITES ARE RESIDENT. IN ADDITION, ABT RECOGNIZES THAT INTELLICHOICE HAS NO CONTROL OVER THE INTERNET OR ACCESS PROVIDERS THEREFORE AND HAS NO RESPONSIBILITY OF ANY NATURE WITH RESPECT THERETO.

        D.      General Disclaimer. Except as expressly set forth in this
Section 8., INTELLICHOICE MAKES NO WARRANTIES WITH RESPECT TO THE INTELLICHOICE SERVICES, THE INTELLICHOICE DATA, THE INTELLICHOICE SITE OR ANY INFORMATION CONTAINED THEREIN, OR ANY OTHER SUBJECT MATTER OR TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND INTELLICHOICE SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT WITH RESPECT TO ANY SUCH MATTERS.

9.      LIMITATION OF LIABILITY.

        IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS, LOSS OF USE (EXCEPT FOR THE PROVISIONS OF SECTION 5.G.), LOSS OR INTERRUPTION OF BUSINESS, OR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, HOWEVER CAUSED, AND WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICK LIABILITY, STATUTORY CLAIM OR ANY OTHER THEORY OF LIABILITY. THE FOREGOING LIMITATION SHALL APPLY WHETHER OR NOT EITHER PARTY KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL INTELLICHOICE BE LIABLE FOR (A) ANY REPRESENTATION OR WARRANTY MADE TO ANY CLIENT OR OTHER THIRD PARTY BY ABT, OR ANY AGENT OF ABT, OR (B) THE UNAVAILABILITY OF THE INTELLICHOICE SITE, THE INTELLICHOICE DATA OR OTHERWISE. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT AS TO ITS LIABILITY, IF ANY, UNDER SECTION 11,

[*] Confidential Treatment Requested


INTELLICHOICE'S ENTIRE AGGREGATE LIABILITY TO ABT FOR DAMAGES CONCERNING PERFORMANCE OR NONPERFORMANCE OR IN ANY WAY RELATED TO THE SUBJECT MATTER HEREOF, AND REGARDLESS OF WHETHER THE CLAIM FOR SUCH DAMAGES IS BASED IN CONTRACT OR IN TORT (INCLUDING NEGLIGENCE) STRICT LIABILITY, STATUTORY OR OTHER THEORY OF LIABILITY, SHALL NOT EXCEED THE HIGHEST AMOUNT OF PAYMENTS OF MONTHLY FEES MADE HEREUNDER BY ABT WITHIN ANY CONSECUTIVE SIX MONTH PERIOD. IN THAT REGARD, ABT ACKNOWLEDGES THAT ABT IS RECEIVING VALUE FROM INTELLICHOICE'S OBLIGATIONS HEREUNDER AS THEY ARE RECEIVED, SO THAT DAMAGES ARE GENERALLY NEITHER BACKWARD OR FORWARD LOOKING.

10.  TERM AND TERMINATION


     A. Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect for [*] after the Data Transfer Date unless earlier terminated in accordance with the provisions of this Agreement (the "Initial Term"). Thereafter, this Agreement shall renew automatically for [*] (the "Renewal Terms") unless-either party provides thirty (30) days prior written notice to the other party of its intent to terminate for convenience. The Initial Term and any Renewal Term are collectively the ""Agreement Term".


     B. Termination for Cause. If either party defaults in the performance of any provision of this Agreement, and the default is one which is reasonably susceptible of cure, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days this Agreement will terminate. If the non-defaulting party gives such notice and the default is not cured within thirty (30) days, this Agreement shall terminate automatically without any obligation on the non-defaulting party to provide any further notice of termination. If the default is one which is not reasonably susceptible of cure, this Agreement shall terminate immediately upon the giving of notice by the non-defaulting party, with no cure period provided.

     C.   Effect of Termination.

          (I) Upon the termination of this Agreement, the following provisions shall take effect:

               (A) The rights and licenses granted under this Agreement, including IntelliChoice's obligations under Section 3, shall automatically terminate and ABT shall cease any use of any IntelliChoice Rights, and IntelliChoice shall cease use of any ABT Rights;

               (B) All payments owed to IntelliChoice shall become due and payable;

               (C) Except as otherwise provided herein, the non-breaching parties shall have all other rights and remedies available at law or in equity (and for such purposes, each party acknowledges that injunctive relief will be appropriate to protect the other party's Rights, which are unique and special and which cannot be protected through the award of damages); and

                (D) The provisions of Sections 2.B, 6, 7.A, 8.D, 9, 10.C, 11, 12, and 13 shall survive the termination of this Agreement.

11.     CONFIDENTIALITY

        A. Obligation of Confidentiality. The parties acknowledges that by reason of their relationship to each other hereunder, each shall have access to certain information and materials concerning the other's business, plans, customers, technology and products that is confidential and of substantial value to that other party, which value would be impaired if such information were disclosed to third parties. Confidential Information shall consist of the IntelliChoice Rights (as to IntelliChoice) and, as to each party, such other information and materials of such party as are marked as "Confidential", "Proprietary" or some similar designation ("Confidential Information"). Each party agrees that it shall not use in any way, for its own account or the account of any third party, nor disclose to any third party, any such Confidential Information revealed to it by the other party (except to carry out its express rights and obligations under this Agreement) and shall take every reasonable precaution to protect the confidentiality of such information.

        B. Exceptions. Information shall not be deemed Confidential Information hereunder if such information: (I) is known to the recipient on the Effective Date directly or indirectly from a source other than one having an obligation of confidentiality to the providing party; (II) hereafter becomes known (independently of disclosure by the providing party) to the recipient directly or indirectly from a source other than one as to which the recipient is aware that such source has an obligation of confidentiality to the providing party; (III) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the recipient; or
(IV) was independently developed by the recipient without use of or reference to the providing party's confidential information.

12.     TRADEMARK INDEMNITY

        Each party shall defend, or at its option settle, any claim brought against the other by a third party and shall indemnify and hold harmless the other party against all costs and expenses of such claims alleging that, in the case of IntelliChoice, ABT's Trademarks, and, in the case of ABT, IntelliChoice's Trademarks, infringe a trademark, trade name, service mark or other intellectual property right of such third party, provided however, that:
(i) the party to be indemnified shall notify the indemnifying party promptly of any such claim and gives the indemnifying party full and complete authority, information and assistance to defend or settle such claim at the indemnifying party's expense; and (ii) the party to be indemnified gives the indemnifying party full control of the defense and all negotiations for its compromise and settlement.

13.  GENERAL

     A. Successors and Assigns. This Agreement and the rights and obligations hereunder may not be assigned or sublicensed by either party. Any attempt by either party to license, assign or transfer any of the rights, duties or obligations under this Agreement is void. Notwithstanding the foregoing, IntelliChoice may assign or transfer this Agreement in connection with any sale, or transfer of substantially all the ownership of IntelliChoice or its assets. Subject to the foregoing, this Agreement will benefit and bind the successors and assigns of the parties. For purposes of the foregoing, any transaction or series of transactions (other than a public offering) which results in an aggregate transfer of fifty percent (50%) or more of the assets or stock of ABT shall be considered an assignment of for purposes of this Agreement.

     B. Notices. All notices the parties may give to each other will be in writing and by personal delivery or by first class mail, registered or certified, postage prepaid with return receipt requested, addressed to the other party at the address provided at the beginning of the Agreement or to such other address as the parties designate to the other in writing pursuant to this Section. 12.B. A notice under this Agreement will be effective on personal delivery or three (3) days after deposit, if by U.S. mail.

     C. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall continue in full force and effect. EACH PART OF THIS AGREEMENT THAT LIMITS LIABILITY, DISCLAIMS WARRANTIES OR GUARANTEES, OR EXCLUDES DAMAGES IS SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND IS TO BE ENFORCED THAT WAY. IF ANY REMEDY FAILS TO FULFILL ITS ESSENTIAL PURPOSE, THE LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES REMAIN IN EFFECT.

     D. Waivers. Any waivers must be in writing and the waiver of one breach or default in exercising any rights will not constitute a waiver of any subsequent breach or default.

     E. Attorney's Fees. If any action or arbitration is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney's fees and costs, in additions to any other relief to which that party may be entitled and awarded by a court of competent jurisdiction, including any fees and costs incurred on any appeal.

     F. Integration. This Agreement represents the entire agreement between the parties, may only be amended by a writing signed by both parties and supersedes all prior agreements and understandings with respect to the matters covered by this Agreement.

     G. Force Majeure. Neither party will be liable to the other for delays or failures in performance arising out of or resulting from causes beyond the reasonable control of that party, including, without limitation, acts of God, labor disputes or disturbance, material shortages or rationing, riots, acts of war, governmental regulation, communication or utility failures, or casualties.

     H. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute the Agreement.

     I. Injunctive Relief. In addition to any of the other remedies available to the parties hereto, each party agrees that it shall be entitled to a decree of specific performance or an injunction restraining violations of a parties' proprietary rights (including any violation of Section 10 of this Agreement). No remedy provided herein is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or equity.

     J. Governing Law. This Agreement shall be governed by the laws of the State of California.

     K. Expenses. Each party hereto shall pay such party's own expenses incurred (including, without limitation, the fees of counsel) on such party's behalf in connection with this Agreement or the performance of its services hereunder.

     L. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto as to the subject matter of this Agreement, and supersedes all prior or contemporaneous written or oral communications or agreements between the parties regarding the subject matter hereof. Without limiting the foregoing, neither party has any obligation to provide any services or data not expressly set forth in this Agreement, including any additional development work, maintenance or support. This Agreement may only be amended by written agreement between parties.

     M. Independent Contractors. The parties will act as independent contractors in the performance of this Agreement, and nothing contained in this Agreement will be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties, as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever. All financial obligations associated with each party's business are the sole responsibility of that party. All sales and other agreements between ABT and ABT Clients are ABT's exclusive responsibility and will have no effect on ABT's obligations under this Agreement. All sales and other agreements between IntelliChoice and IntelliChoice Clients and IntelliChoice's exclusive responsibility and will have no effect on IntelliChoice's obligations under this Agreement.

     N. Arbitration. Any controversy between ABT and IntelliChoice related directly or indirectly to any this Agreement or any rights or obligations hereunder (including as to whether a dispute is subject to arbitration) will be settled by binding arbitration under the commercial rules of the American Arbitration Association then in effect, except as specifically stated in this Agreement. It does not matter whether the controversy is based on contract, tort, strict liability or other legal theory. Despite the foregoing, ABT and IntelliChoice will not arbitrate controversies involving violation of any of the proprietary rights of either party (including of the IntelliChoice Rights) or of third parties. Any arbitration will be held in Santa Clara, California, by one arbitrator with significant knowledge about the electronic information services industry. Each party reserves the right to obtain an interim or permanent injunction in court to prevent infringement, misappropriation or other violation of its proprietary rights of and/or the use of rights in violation of this Agreement. The Federal Arbitration Act, 9 U.S.C. Sections 1-15, not state law, will govern the arbitrability of all claims and all aspects of any arbitration. The arbitrator will not have authority to award any punitive, exemplary or other non-compensatory damages or any penalties relating to any dispute arbitrated or litigated. At the request of a party, the arbitrator will establish a discovery schedule that will: (i) allow each party to notice the depositions of up to three persons (and the length of any such deposition will not exceed two days), (ii) allow each party to serve up to 10 requests for production of up to forty documents or things, and (iii) require each party to notify the other party of the names and address of each person knowing any facts relating to the claims being arbitrated and describing briefly for each person the relevant facts known by that person. Each party will be allowed at least 20 days after receiving those names and addresses to notice the depositions stated in (i) above. The scope of the depositions, requests for production and the extent of the parties' obligations to respond will be governed by the Federal Rules of Civil Procedure. Except as provided above, there will be no discovery in any arbitration that results from this Agreement.

     IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.

Auto-By-Tel Marketing Corporation       IntelliChoice, Inc.


By: /s/ MARK W. LORIMER                 By: /s/ PETER S. LEVY
    -----------------------------           ----------------------------
    Mark W. Lorimer,                        Peter S. Levy, President
    Vice President & Secretary



Auto-By-Tel Corporation


By: /s/ MARK W. LORIMER
    -----------------------------
    Mark W. Lorimer,
    Vice President & Secretary

                                   EXHIBIT A
                        Affinity Group Data and Services


URL:

     www.intellichoice.com/(to be specified)


CONTENT AND FUNCTIONALITY:

     Current model-year vehicle criteria search engine:
          Search Criteria:
               Drive
               Passenger Doors
               Transmission
               Body Style
               Base Price or Monthly Payment (Max)
               Horsepower (Min)
               EPA City Mileage (Min)
               EPA Highway Mileage (Min)
               Seating Capacity (Min)
               Specified Safety Features
               Specified Optional Features
          Search Results:
               IntelliChoice Value Rating
               Vehicle Name
               Base Price
               Monthly Loan Payment

     New Car Pricing Reports: (Example is attached as Exhibit A-1)
          ABT supplied header image
          Model and Trim-Line Name
          Pricing Data:
               Last Mfg. Price Change
               Mfg. Code
               Base Invoice Price
               Destination Charge
               Consumer Rebate
               Dealer Incentive
          Consumer Information:
               General:
                    MPG (City/Highway)
                    Full Warranty
               Dimensions:
                    Wheelbase
                    Overall Length
                    Curb Weight
                    Cargo capacity
                    Seating Capacity
                    Front Headroom
                    Front Legroom
               Safety:
                    ABS Brakes

               Automatic Seatbelts
               Driver Side Airbag
               Passenger Side Airbag

          Standard Features
          Packages
          Features
          IntelliChoice Attribution

     Listing and photo of current model-year Best Overall Value of the Year
     (BOVY) winners by category (At ABT's option)

     Listing of all current Manufacturer Rebates and Incentives (At ABT's option)

     Listing of current National and Regional Manufacturer leases included those awarded the IntelliChoice Gold Star Lease Award (At ABT's option)

LINKS:

     As specified in Section 3B.

WINDOW STICKER PLUS:

     IntelliChoice is in the process of developing and testing an application (working title: Window Sticker Plus) which allows users to select only valid options and features for selected trim lines. The application then computes a detailed window sticker for the vehicle. IntelliChoice will add this application to the Affinity Group Site within 30 days of implementing it at it's own site, www.intellichoice.com

                                   EXHIBIT B
                         Credit Union Data and Services


URL:

     www.intellichoice.com/(to be specified)


CONTENT AND FUNCTIONALITY:

     Current model-year vehicle criteria search engine:
          Search Criteria:
               Drive
               Passenger Doors
               Transmission
               Body Style
               Base Price or Monthly Payment (Max)
               Horsepower (Min)
               EPA City Mileage (Min)
               EPA Highway Mileage (Min)
               Seating Capacity (Min)
               Specified Safety Features
               Specified Optional Features
          Search Results:
               IntelliChoice Value Rating
               Vehicle Name
               Base Price
               Monthly Loan Payment

     New Car Pricing Reports: (Example is attached as Exhibit A-1)
          ABT supplied header image
          Model and Trim-Line Name
          Pricing Data:
               Last Mfg. Price Change
               Mfg. Code
               Base Invoice Price
               Destination Charge
               Consumer Rebate
               Dealer Incentive
          Consumer Information:
               General:
                    MPG (City/Highway)
                    Full Warranty
               Dimensions:
                    Wheelbase
                    Overall Length
                    Curb Weight
                    Cargo capacity
                    Seating Capacity
                    Front Headroom
                    Front Legroom
               Safety:
                    ABS Brakes
                    Automatic Seatbelts
                    Driver Side Airbag
                    Passenger Side Airbag

          Standard Features
          Packages
          Features
          IntelliChoice Attribution

     Listing and photo of current model-year Best Overall Value of the Year
     (BOVY) winners by category (At ABT's option)

     Listing of all current Manufacturer Rebates and Incentives (At ABT's option)

LINKS:

     As specified in Section 3B.

WINDOW STICKER PLUS:

     IntelliChoice is in the process of developing and testing an application (working title: Window Sticker Plus) which allows users to select only valid options and features for selected trim lines. The application then computes a detailed window sticker for the vehicle. IntelliChoice will add this application to the Credit Union Site within 30 days of implementing it at it's own site, www.intellichoice.com

                                   EXHIBIT C
                           New Car and Used Car Data

NEW CAR DATA:
-------------

FILE#1: NEW VEHICLE FILE
------------------------

1      Tag                Unique IntelliChoice vehicle ID used as foreign key to other data files.

2      Brand              Manufacturer name.

3      Model              First word of model name (Model 1).

4      Series             Remainder of model name (Model 2 - Model 5).

5      Doors              Number of Doors

6      Class              Classification of model.

7      Bodystyle          Bodystyle

8      Invoice            Invoice price

9      Retail             Retail price

10     Destination        Destination fee

11     Luxury Tax         Luxury tax amount

12     Gas Guzzler        Gas Guzzler tax amount

FILE #2: STANDARD FEATURES
--------------------------

1      Tag                 Unique IntelliChoice vehicle ID.

2      Name                Feature Name.

FILE #3: OPTION PACKAGES
------------------------


1               Tag                     Unique IntelliChoice vehicle ID.

2               Name                    Option Package Name

3               Availability            Availability of option package

4               Invoice                 Invoice Price

5               Retail                  Retail Price

6               Components              List of option package components.

FILE #4: OPTION PACKAGE RELATIONS
---------------------------------

1               Tag                     Unique IntelliChoice vehicle ID.

2               Name                    Option Package Name.

3               Relationship with       Option package name of relation

4               Relationship Type       Type of relation

FILE #5: COLOR AVAILABILITY
---------------------------

1               Tag                     Unique IntelliChoice vehicle ID.

2               Name                    Manufacturer name of paint.

3               Exterior Color 1        Exterior color. If two tone, then the upper color.

4               Exterior Color 2        Only used if two tone. Lower color.

5               Interior Color          Material color.

USED CAR DATA:
-------------

FILE #1:        VEHICLE
-----------------------

1               Year                    Year.

2               Brand                   Manufacturer name.

3               Model                   First word of model name (Model 1).

4               Series                  Remainder of model name (Model 2 - Model 5).

5    Class                    Classification of model.

6    Look Up Class            Foreign key value, used in lookup of File #3.

7    Price                    Original Base Price.

8    Equipment Schedule
     Reference                Reference Foreign key to File #4.


FILE #2:  MPG FUNCTION FILE:

1    Year                     Year of vehicle to which the used mileage function stored in this record applies.

2    Low Dollar Amount        Minimum dollar amount of used vehicle to which this mileage function applies.

3    High Dollar Amount       Maximum dollar amount of used vehicle to which this mileage function applies.

4    Constant                 Constant in two degree polynomial mileage function.

5    Coefficient 1            Coefficient of x in two degree polynomial mileage function.

6    Coefficient 2            Coefficient of x squared in two degree polynomial mileage
                              function.

FILE #3:  MPG2 FUNCTION FILE:

1    Year                     Year of vehicle to which the used mileage function stored in this record applies.

2    Class                    Vehicle classification to which the used mileage function stored in this record applies.

3    Constant                 Constant in two degree polynomial mileage function.

4    Coefficient 1            Coefficient of x in two degree polynomial mileage function.

5    Coefficient 2            Coefficient of x squared in two degree polynomial mileage
                              function.



FILE #4:  FEATURE SCHEDULE:

1    Year                     Year.

2    Schedule                 Schedule to which this entry applies.

3    Name                     Name of feature.

4    Availability             Availability of feature.

5    Offset                   Feature value offset.